Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources, Inc. Awarded Little Bay Lease at Louisiana State Lease Sale

Houston, TX – November 15, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced that it was successful in acquiring the 212.41 acre Little Bay lease at the Louisiana state lease sale, held on November 13, 2013 in Baton Rouge.

The lease has a primary term of three years and provides for a lease bonus, including fees, of $86,026.05 with annual rentals of $37,171.75 and a 25% royalty to the state of Louisiana. The lease includes acreage previously operated by Saratoga and the SL 5097 #1 well which was temporarily abandoned by Saratoga pending deployment of a workover rig.  Saratoga’s most recent estimate of reserves associated with the acreage reflects proved developed shut-in gross reserves of 48 thousand barrels of oil and 1,234 million cubic feet of gas, or 254 thousand barrels of oil equivalent.

Thomas Cooke, Chairman and CEO of Saratoga, commented, “The third quarter 2013 release of our operating agreement on the Little Bay lease was the source of the non-cash impairment charge to earnings of $2.2 million recorded for the quarter.  While Little Bay is not a near term focus of our planned development operations, reacquisition of the Little Bay lease and additional acreage brings back into our holdings associated reserves previously held by Saratoga.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,102 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding timing of drilling operations, reserves associated with prospects, oil content of prospects, future production rates and drilling results, ultimate recoveries from wells, ability to fund drilling operations, and the ultimate outcome of such efforts. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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